Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

March 12, 2015	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Fourth Quarter and Fiscal 2014 Results

Fourth Quarter Total Sales Increased 7.3% and Comparable Store Sales Increased 5.6%

11% Increase in Fourth Quarter Adjusted Operating Income

Highlights

•	An 11 percent increase in fourth quarter adjusted operating income.

•	Sales grew 7.3 percent in the fourth quarter; 5.6 percent increase in comparable stores sales.

•	Full year total sales increased 4.3 percent and comparable store sales, 3.3 percent.

•	Special dividend of $5.00 per common share paid on February 27, 2015.

•	2015 store plans include 11 new stores.

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the fourth quarter and fiscal year ended January 31, 2015.

Overview of Results

Operating income for the fourth quarter was $20.5 million compared to $10.7 million in 2013. Adjusted operating income for the fourth quarter was $23.7 million, up 11.3 percent from $21.3 million in 2013 (see Note 1). Net income for the fourth quarter was $12.3 million or $0.27 per diluted share compared to net income of $7.4 million or $0.16 per diluted share in 2013. Fourth quarter adjusted net income was $14.6 million or $0.32 per diluted share compared to adjusted net income of $14.0 million or $0.31 per diluted share in 2013 (see Note 1).

For the year, operating income was $44.7 million compared to $40.8 million in 2013. Adjusted operating income was $53.9 million compared to $52.6 million in 2013 (see Note 1). Net income was $26.9 million or $0.59 per diluted share compared to $25.6 million or $0.57 per diluted share in 2013. Adjusted net income was $33.0 million or $0.72 per diluted share compared to adjusted net income of $32.8 million or $0.73 per diluted share in 2013 (see Note 1). Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the year increased $4.5 million to $87.0 million compared to adjusted EBITDA of $82.5 million for 2013 (see Note 2).

Adjusted fiscal 2014 results include $4.3 million higher healthcare costs and $1.8 million higher pre-opening expense compared to 2013. These increases total $3.8 million after tax or $0.08 per diluted share. The higher healthcare costs were due to unfavorable claims experience this year compared to favorable claims experience last year. Preopening costs were higher this year as there were twice as many new and relocated stores in 2014 compared to 2013.

Comments on Results

“We were delighted with our strong finish to 2014 which included a two percent increase in traffic in the fourth quarter. Our solid second half sales performance, with a 23 percent increase in adjusted operating income was a great recovery from the first half which was negatively influenced by severe weather” said Jay Stein, Chief Executive Officer. “Gross profit margin continues to be near our historically highest levels which, when combined with increasing sales, leverages our ongoing operating expenses and should result in strong future cash flows.”

Sales

Total sales of $387.0 million for the fourth quarter of 2014 increased 7.3 percent compared to $360.8 million in 2013. Comparable store sales for the fourth quarter increased 5.6 percent on top of last year’s increase of 3.1 percent.

For the year, total sales increased 4.3 percent to $1.32 billion, reflecting the impact of new stores and increasing quarterly comparable store sales throughout the year. Comparable store sales increased 3.3 percent for the year with our ecommerce business contributing 80 basis points to our comparable sales growth.

Gross Profit

Gross profit for the fourth quarter of 2014 was $113.6 million or 29.4 percent of sales. Including the $4.6 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for the fourth quarter of 2013 would have been $106.7 million or 29.6 percent of sales. The slight decrease in the adjusted gross profit rate for the fourth quarter was primarily due to lower ecommerce margins which include third party fulfillment costs.

Gross profit for the year 2014 was $386.7 million or 29.3 percent of sales. Including the $5.0 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), adjusted gross profit for 2013 would have been $372.4 million or 29.5 percent of sales. The slight decrease in the adjusted gross profit rate for the year was primarily due to higher occupancy costs, including pre-opening related to new stores, and lower ecommerce margins which include third party fulfillment costs.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2014 were $93.1 million. Including the $11.0 million impact of the fourth quarter 2013 accounting estimate change (see Note 3), SG&A expenses for the fourth quarter of 2013 would have been $89.6 million. The $3.5 million increase over adjusted 2013 SG&A expenses is primarily the result of higher store selling expenses due to new stores and planned payroll increases, as well as higher earnings-based incentive compensation expense in the quarter, somewhat offset by lower store closing charges compared to last year (see Note 1).

SG&A expenses were $342.0 million for the year compared to $326.5 million in 2013. The $15.5 million increase in SG&A expenses is primarily the result of higher store selling expenses due to new stores and planned payroll increases, higher healthcare costs due to unfavorable claims experience this year compared to favorable claims experience last year and higher expenses associated with the SEC investigation (see Note 1). These increases were somewhat offset by lower earnings-based incentive compensation and higher credit card program income.

Income Tax Provision

The effective tax rate for fiscal year 2014 was 39.5 percent. Including the impacts of items detailed in Note 1, the adjusted 2014 tax rate was 38.5 percent compared to 37.0 percent in 2013.

Dividends

On February 27, 2015 we paid a special dividend of $5.00 per common share that aggregated $226 million. The dividend payment was funded by $41 million of cash and $185 million from our revolving credit agreement.

In 2014, the company paid $12.3 million in quarterly dividends, an 84 percent increase over $6.7 million paid in 2013. Today, Stein Mart’s Board of Directors declared a regular quarterly dividend of $0.075 per common share, payable on April 17, 2015 to shareholders of record as of the close of business on April 2, 2015.

Inventories

Inventories were $285.6 million at the end of 2014, 9.2 percent higher than the $261.5 million at the end of last year. Average inventories per store were up 6.1 percent. About half of this increase is to support comparable store sales growth. The remaining increase reflects an acceleration of ready-to-wear receipts to drive first quarter selling, including our resort stores where spring selling begins earlier.

Capital Expenditures

Capital expenditures were $40 million, or $37 million net of tenant improvement allowances (“TIA”), in 2014 compared to $36 million, or $33 million net of TIA, in 2013. The increase is primarily due to higher leasehold improvement costs for more new and relocated stores in 2014 compared to 2013.

Store Activity

We operated 270 stores at the end of 2014 compared to 264 at the end of 2013. Nine new stores were opened, three were closed and seven were relocated in 2014. Pre-opening costs related to new and relocated stores were $4.0 million for 2014 compared to $2.2 million in 2013.

2015 Outlook

We expect the following factors to influence our business in 2015:

•	We plan to open eleven new stores, close two stores and relocate one store.

•	We closed our Tampa Palms, FL store in February and opened a new store in Cupertino, CA (San Francisco Bay area) today.

•	All remaining store activity will take place in September through November.

•	We anticipate that new stores opened in 2014 and 2015 will increase sales an estimated 3.0 percent above our comparable store increases for the year, with the increase being somewhat higher in the second half of the year.

•	The gross profit rate is expected to be consistent with the 2014 rate.

•	SG&A expenses are expected to be approximately $15 million higher than the $338 million reported in 2014 (not including the $4 million of SEC investigation costs).

•	Store operating costs, including advertising, will increase approximately $10 million due to new stores and planned payroll increases.

•	Depreciation will be approximately $2 million higher.

•	Costs related to the SEC investigation that may be incurred in 2015 are not included in our estimate.

•	Debt will fluctuate mostly between approximately $150 and $200 million in 2015 based on seasonal working capital needs and interest expense is estimated to be approximately $3.5 million in 2015.

•	The effective tax rate for the year is estimated to be approximately 39.0 percent.

•	Capital expenditures for 2015 are expected to be approximately $46 million (or $34 million, net of TIA), including:

•	$16 million for new and relocated stores ($8 million net of TIA),

•	$13 million for existing stores ($12 million net of TIA),

•	$13 million for information systems, and

•	$4 million for reconfiguring our corporate office space ($1 million net of TIA).

Filing of Form 10-K

Reported results are preliminary and not final until the filing of our Form 10-K for the fiscal year ended January 31, 2015 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call for investment analysts to discuss the Company’s fourth quarter and fiscal year 2014 results will be held at 10 a.m. EDT on March 12, 2015. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the conference call will be available on the website through March 31, 2015.

Investor Presentation

Stein Mart’s fiscal 2014 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	consumer sensitivity to economic conditions

•	competition in the retail industry

•	changes in consumer preferences and fashion trends

•	ability to negotiate acceptable lease terms with current and potential landlords

•	ability to successfully implement strategies to exit under-performing stores

•	extreme and/or unseasonable weather conditions

•	adequate sources of merchandise at acceptable prices

•	dependence on certain key personnel and ability to attract and retain qualified employees

•	increases in the cost of employee benefits

•	disruption of the Company’s distribution process

•	information technology failures

•	data security breaches

•	acts of terrorism

•	ability to adapt to new regulatory compliance and disclosure obligations

•	material weaknesses in internal control over financial reporting

•	other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-F

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Stein Mart, Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share data)

	January 31, 2015	February 1, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$65,314	$66,854
Inventories	285,623	261,517
Prepaid expenses and other current assets	22,733	28,800

Total current assets	373,670	357,171
Property and equipment, net	148,782	139,673
Other assets	30,639	27,414

Total assets	$553,091	$524,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$129,924	$131,338
Accrued expenses and other current liabilities	69,213	64,875

Total current liabilities	199,137	196,213
Deferred rent	31,284	26,626
Other liabilities	37,732	37,018

Total liabilities	268,153	259,857

COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares authorized; 44,918,649 and 44,551,676 shares issued and outstanding, respectively	449	446
Additional paid-in capital	34,875	28,745
Retained earnings	250,046	235,471
Accumulated other comprehensive loss	(432)	(261)

Total shareholders’ equity	284,938	264,401

Total liabilities and shareholders’ equity	$553,091	$524,258

Note: On February 4, 2015 the Company’s Board of Directors declared a $5 per share special dividend which was paid on February 27th. The aggregate amount of payment made in connection with this special dividend was approximately $226 million, and was funded by existing cash and initial borrowings of $185 million on our Amended and Restated $275 million credit facility. This dividend will reduce retained earnings in the first quarter of 2015. The corresponding decrease in cash and increase in debt will also be reflected at that same time.

Stein Mart, Inc.

Consolidated Statements of Income

(In thousands, except for per share amounts)

	13 Weeks Ended January 31, 2015	13 Weeks Ended February 1, 2014	Year Ended January 31, 2015	Year Ended February 1, 2014
	(Unaudited)		(Unaudited)

Net sales	$386,999	$360,785	$1,317,677	$1,263,571
Cost of merchandise sold	273,394	249,458	930,941	896,218

Gross profit	113,605	111,327	386,736	367,353
Selling, general and administrative expenses	93,070	100,611	342,027	326,520

Operating income	20,535	10,716	44,709	40,833
Interest expense, net	66	68	266	265

Income before income taxes	20,469	10,648	44,443	40,568
Income tax provision	8,164	3,227	17,537	15,013

Net income	$12,305	$7,421	$26,906	$25,555

Net income per share:
Basic	$0.28	$0.17	$0.60	$0.58

Diluted	$0.27	$0.16	$0.59	$0.57

Weighted-average shares outstanding:
Basic	43,898	43,367	43,850	43,053

Diluted	45,004	44,220	44,749	43,778

Stein Mart, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

	13 Weeks Ended January 31, 2015	13 Weeks Ended February 1, 2014	Year Ended January 31, 2015	Year Ended February 1, 2014
	(Unaudited)		(Unaudited)

Net income	$12,305	$7,421	$26,906	$25,555
Other comprehensive income, net of tax:
Change in post-retirement benefit obligations:
Other comprehensive (loss) income before reclassifications	(181)	199	(181)	199
Amounts reclassified from accumulated other comprehensive income	2	2	10	9

Comprehensive income	$12,126	$7,622	$26,735	$25,763

Stein Mart, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended January 31, 2015	Year Ended February 1, 2014
	(Unaudited)
Cash flows from operating activities:
Net income	$26,906	$25,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,116	27,752
Share-based compensation	7,596	7,291
Store closing charges (benefits)	25	(50)
Impairment of property and other assets	1,480	2,210
Loss on disposal of property and equipment	319	701
Deferred income taxes	1,201	(666)
Tax benefit from equity issuances	1,813	429
Excess tax benefits from share-based compensation	(1,942)	(1,134)
Changes in assets and liabilities:
Inventories	(24,106)	(18,172)
Prepaid expenses and other current assets	5,096	(4,182)
Other assets	(3,114)	(708)
Accounts payable	(1,237)	189
Accrued expenses and other current liabilities	4,307	(1,465)
Other liabilities	4,971	2,316

Net cash provided by operating activities	52,431	40,066

Cash flows from investing activities:
Capital expenditures	(40,231)	(36,266)
Change in cash surrender value of life insurance	(111)	—

Net cash used in investing activities	(40,342)	(36,266)

Cash flows from financing activities:
Cash dividends paid	(12,295)	(6,658)
Capital lease payments	—	(2,197)
Excess tax benefits from share-based compensation	1,942	1,134
Proceeds from exercise of stock options and other	868	4,633
Repurchase of common stock	(4,144)	(1,091)

Net cash used in financing activities	(13,629)	(4,179)

Net decrease in cash and cash equivalents	(1,540)	(379)
Cash and cash equivalents at beginning of year	66,854	67,233

Cash and cash equivalents at end of year	$65,314	$66,854

NOTES TO PRESS RELEASE

Note 1 - Adjusted Results

We report our consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). However, to supplement these consolidated financial results, management believes that certain non-GAAP operating results, which exclude those items detailed below, may provide a more meaningful measure to compare our results of operations between periods. We believe these non-GAAP results provide useful information to both management and investors by excluding certain items that impact comparability of the results.

Reconciliation of Operating Income, Net Income and Diluted EPS from GAAP Basis to Adjusted Non-GAAP Basis

Unaudited

(in thousands, except for share data)

	13 Weeks Ended Jan. 31, 2015				13 Weeks Ended Feb. 1, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$20,535	$8,164	$12,305	$0.27	$10,716	$3,227	$7,421	$0.16
Adjustments:
Ecommerce & supply chain start-up costs (1)	588	223	365	0.01	1,142	434	708	0.02
Investigation and related fees (2)	1,136	52	1,084	0.02	765	291	474	0.01
Store closing & impairment charges	1,443	548	895	0.02	2,282	867	1,415	0.03
Change in estimate for allocated merchandise buying costs (3)	—	—	—	—	6,400	2,432	3,968	0.09

Total adjustments	3,167	823	2,344	0.05	10,589	4,024	6,565	0.15

Adjusted Non-GAAP Basis	$23,702	$8,987	$14,649	$0.32	$21,305	$7,251	$13,986	$0.31

	52 Weeks Ended Jan. 31, 2015				52 Weeks Ended Feb. 1, 2014
	Operating Income	Tax Provision	Net Income	Diluted EPS	Operating Income	Tax Provision	Net Income	Diluted EPS
GAAP Basis	$44,709	$17,537	$26,906	$0.59	$40,833	$15,013	$25,555	$0.57
Adjustments:
Ecommerce & supply chain start-up costs (1)	2,624	997	1,627	0.04	2,472	939	1,533	0.03
Investigation and related fees (2)	4,058	1,162	2,896	0.06	1,921	730	1,191	0.03
Store closing & impairment charges	2,481	943	1,538	0.03	2,352	894	1,458	0.03
Change in estimate for allocated merchandise buying costs (3)	—	—	—	—	5,000	1,900	3,100	0.07

Total adjustments	9,163	3,102	6,061	0.13	11,745	4,463	7,282	0.16

Adjusted Non-GAAP Basis	$53,872	$20,639	$32,967	$0.72	$52,578	$19,476	$32,837	$0.73

(1)	Start-up costs for the transition of our Supply Chain operations from fourth-party operated to Company operated (2013 impact only) and the net loss from start-up of our ecommerce business launched in September 2013.
(2)	Expenses related to our 2012 financial restatement and related SEC investigation.
(3)	A change in estimation of buying and distribution costs allocated to inventories, recorded in the fourth quarter of 2013, lowered the percentage of expenses allocated to inventories. See Supplemental Schedule in Note 3 which presents the impact of the change on each fiscal 2013 quarter.

Note 2 - EBITDA

As used in this release, EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

Unaudited

(in thousands)

	52 Weeks Ended Jan. 31, 2015	52 Weeks Ended Feb. 1, 2014
Net income	$26,906	$25,555
Add back amounts for computation of EBITDA:
Interest expense, net	266	265
Income tax expense	17,537	15,013
Depreciation and amortization	29,116	27,752

EBITDA	73,825	68,585

Adjustments:
Supply chain & ecommerce start-up costs	2,624	2,472
Investigation and related fees	4,058	1,921
Store closing & impairment charges	2,481	2,352
Change in estimate for allocated merchandise buying costs (see Note 3)	—	5,000
Pre-opening costs	4,049	2,215

Total adjustments	13,212	13,960

Adjusted EBITDA	$87,037	$82,545

Note 3 – Supplemental Schedule: Impact of Fourth Quarter 2013 Change in Estimate on 2013 Quarters

We refined our estimation of the buying and distribution costs allocated to inventories during the fourth quarter of 2013. The change lowered the percentage of expenses allocated to inventory purchases resulting in a $5.0 million decrease in inventories comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit, recorded in the 2013 fourth quarter. The lower cost allocation percentage will similarly impact both the beginning and ending inventory amounts in 2014 and future periods. That is, the higher SG&A expenses will be offset by higher gross profit. The only expected meaningful impact to earnings will result from changes in inventory levels.

Because the cumulative effect of the change in estimate was recorded in the fourth quarter, management believes that certain non-GAAP operating results, which present our best estimate of the impact of the fourth quarter 2013 change in allocation estimate on all 2013 quarters, may provide a more meaningful measure on which to compare our results of operations between 2014 and 2013 periods. See reconciliation below.

Reconciliation of Fiscal 2013 Gross Profit and SG&A Expenses from GAAP Basis to Adjusted Non-GAAP Basis For Fourth Quarter 2013 Accounting Estimate Change

Unaudited

(in thousands)

	Q1-13		Q2-13		Q3-13		Q4-13		Year 2013
	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A*	Gross Profit	SG&A	Gross Profit	SG&A

GAAP Basis	$97,945	$73,563	$80,316	$74,473	$77,765	$77,873	$111,327	$100,611	$367,353	$326,520
Adjustments:
Remove change from Q4 (1)							(10,000)	(15,000)	(10,000)	(15,000)
Distribute change to all quarters (2)	3,000	4,100	4,200	3,100	2,400	3,800	5,400	4,000	15,000	15,000

Total adjustments	3,000	4,100	4,200	3,100	2,400	3,800	(4,600)	(11,000)	5,000	—

Adjusted/Non-GAAP Basis	$100,945	$77,663	$84,516	$77,573	$80,165	$81,673	$106,727	$89,611	$372,353	$326,520

(1)	The adjustment resulted in a net decrease in operating income and a decrease in inventories of $5 million recorded in the fourth quarter of 2014 comprised of a $15.0 million increase in SG&A expenses and a $10.0 million increase in gross profit.
(2)	The $5 million fourth quarter impact on inventories represented the cumulative impact on inventory for the change in allocation estimate. Each quarter has been adjusted by its share of the $15 million total annual amount of the increase in SG&A expense and gross profit, excluding the fourth quarter 2013 impact of the estimate change.
*	See Note 1 for other impacts to SG&A expenses for the fourth quarter and first nine months of 2013.